EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of April 1, 2003 by and between Senetek PLC, a company organized under the laws of England (the “Company”), and Wade H. Nichols (the “Employee”), with reference to the following facts:

RECITALS:

The Company desires to employ the Employee and the Employee desires to be employed by the Company upon the terms of this Agreement. In consideration of the mutual covenants herein set forth, the parties agree as follows:

1. Employment: The Company hereby employs the Employee and the Employee hereby accepts employment by the Company as the Company’s General Counsel and Executive Vice President Corporate Development or in such other capacities consistent with the Employee’s experience and competencies and of a level at least comparable to the positions specified above as may be assigned to the Employee by the Chief Executive Officer of the Company.

2. Duties and Powers: The Employee agrees to devote his full business time, attention, energies and abilities to the proper management and conduct of the Company’s business, provided that, subject to Section 7.3, the Employee may serve on the Board of Directors, advisory committee of for-profit or not-for-profit business organizations at any one time during the Term subject to Board, such approval not to be unreasonably withheld, provided, further, that such service does not interfere with or detract from the Employee’s services on behalf of the Company. The Employee cannot serve on the board or advisory committee of a competing company. The Employee shall have full power and authority, subject to the

By-laws of the Company and the direction of the Chief Executive Officer and the Board of Directors of the Company (the “Board”), generally to manage, administer and conduct the business and affairs of the Company within the Employee’s area of responsibility, and shall have such other duties, powers and authority as are prescribed by the Chief Executive Officer, the By-laws of the Company and the Board . During seventy (70) percent of each year during the Term the Employee shall be based in an owned or leased residence in the Napa, California area, and during the balance of each such year the Employee shall be based in his current residence in Sagaponack, New York, in each case subject to business travel. The Employee shall relocate to the Napa, California area promptly following the Commencement Date (as defined in Section 3) and shall initially reside in hotel accommodations. The Company shall pay airfare and expenses for not more than two (2) round-trips by the Employee’s wife to search for a residence and not more than six (6) one-way airfares per calendar year for the Employee’s wife to travel between such California and New York residences to maintain the same. The Company shall not be responsible for any expenses of leasing or financing the purchase of a Napa area residence. However, once such residence is acquired the Company shall reimburse the Employee’s reasonable expenses of moving household effects of the Employee from Long Island, New York to such residence in the Napa, California area in accordance with the Company’s ordinary moving expense reimbursement policies. Should this employment contract not be extended at the end of two years or if the employee is terminated without cause, the company shall reimburse the employee’s reasonable expenses of moving household effects of the employee from Napa, California to such residence selected by employee in accordance with the Company’s ordinary moving expense reimbursement policies but in an amount not greater than what was paid on the move out to Napa, California.

3. Term: The term of employment of the Employee by the Company pursuant to this Agreement (the “Term”) shall commence on March 1, 2003 (the “Commencement Date”) and shall continue until the second anniversary of the Commencement Date, unless the Employee’s employment is sooner terminated in accordance with Section 5 or 6. Should the Employee continue in the employ of the Company following the expiration of the Term, such employment shall be on all of the terms and conditions of this Agreement except that the same shall be terminable by the Employee or the Company upon sixty (60) days notice.

4. Compensation: The Company hereby agrees to pay to the Employee an annual salary initially of $243,000. The Employee’s salary shall be subject to periodic increase from time to time in the discretion of the Chief Executive Officer and the Compensation Committee of the Board. Such salary, as the same may be increased from time to time, shall not be reduced. Such salary shall be payable in installments according to the Company’s regular payroll practice, subject to withholding and social security, unemployment and other taxes; provided that if the Employee’s employment terminates on any date other than on the last day of a pay period, then the compensation payable pursuant to this Section 4 for the pay period during which employment terminated shall be prorated.

5. Other Benefits

5.1 Management Bonus Plan: Commencing with calendar year 2003, the Employee shall be eligible to participate in a Management Bonus Plan to be developed and administered by the Compensation Committee of the Board pursuant to which, for each calendar year, participants may earn, based on Company and individual performance, up to a predetermined amount of a bonus fund measured by the extent to which the Company’s performance achieves objective financial performance criteria, all as determined by the Compensation Committee, such bonus to be payable in cash and/or shares of the Company’s stock, all as determined by the Compensation Committee. In recognition of

Employee’s services as a consultant, the Employee’s bonus for 2003 shall be calculated as if the Employee had commenced service effective January 1, 2003, and shall not be prorated.

5.2 Vacation: The Employee shall accrue and be entitled to take three (3) weeks of paid vacation in each calendar year during the term. Upon any termination of the Employee’s employment, the Employee shall be entitled to be paid for any accrued but unused vacation.

5.3 Expenses: The Company shall reimburse the Employee for reasonable travel, entertainment and other business expenses incurred in connection with the performance of his duties hereunder, in accordance with the policy of the Company with respect thereto.

5.4 Employee Benefit Plans: The Employee shall be entitled to participate, on the same terms as other employees of the Company of the Employee’s level, in any medical, dental or other health plan, pension plan, profit-sharing plan, and life or disability insurance plan that the Company may from time to time adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

5.5 Car Allowance: Employee shall be entitled to a car allowance in the gross amount of $600.00 per month.

5.6 Stock Options: The Chief Executive Officer shall recommend to the Compensation Committee of the Board that promptly after the date hereof and prior to the Commencement Date the Employee be granted (subject to invalidation if the Employee fails to commence employment) stock options to purchase 150,000 American Depositary Shares representing Common Stock of the Company at an exercise price equal to the market price of the American Depositary Shares on the date of grant pursuant to the Company’s Stock Option Scheme 1. In addition, during the Term the Employee shall be considered for grants of stock options from time to time pursuant to the Company’s Stock Option Scheme 1, or such other stock option plan for executives of the Company as may succeed it, the grant of any such stock options and the terms thereof to be solely within the discretion of the Chief Executive Officer and the Compensation Committee.

6. Termination

6.1 By the Company for Cause: The Company may terminate this Agreement and the Employee’s employment for cause, effective immediately on the day it gives notice of such termination to the Employee. “Cause” for this purpose shall be defined as insobriety; conviction of a misdemeanor involving moral turpitude or a felony; illegal business practices in connection with the Company’s business; misappropriation of the Company’s assets; willful violation of Company policies; excessive absence of the Employee from his employment during usual working hours for reasons other than vacation, disability or sickness; or any material breach by the Employee of any term or provision of this Agreement including without limitation any failure to perform his duties hereunder in accordance with the directions of the CEO. On such termination for cause, the Employee shall be entitled only to his compensation hereunder to the date of such termination, and shall not be entitled to any other compensation, including, without limitation, any severance compensation.

6.2 Disability: If the Employee becomes unable fully to perform the Employee’s duties hereunder because of legal disability (including an injunction or similar order or decree of a court of competent jurisdiction preventing or substantially impairing the performance of his duties hereunder), the Company may terminate this Agreement by written notice to the Employee effective on the date stated in the notice. In addition, except as otherwise required by applicable law, if the Employee becomes unable fully to perform the Employee’s duties hereunder because of physical or mental injury or illness and such inability continues for a period of six consecutive months or eight months in any twelve month period, the Company may terminate this Agreement by written notice to the Employee effective at the end of such six month or twelve month period, and the Employee shall not be entitled to any compensation or other payment after the effective date of such notice, provided that Employee shall be entitled to disability benefits under any Company-provided disability benefit plan.

6.3 Death: In the event of the Employee’s death during the term of this Agreement, this Agreement shall automatically terminate on the date of death, and the Employee’s legal representative shall be entitled to receive payment of the Employee’s compensation hereunder to the date of the Employee’s death, and shall not be entitled to any other compensation or payment, provided, however, that Employee’s designated beneficiary shall be entitled to death benefits under any Company-provided life insurance plan or program in which the Employee participated on the date of death.

6.4 Other Termination: The Company reserves the full right and authority to terminate the Employee’s employment otherwise than as provided in Section 6.1, 6.2 or 6.3, for any reason or without reason. The Employee also reserves the full right and authority to terminate the Employee’s employment in the event of a material breach by the Company of the terms of this Agreement, provided (A) that the Employee shall give the Company fifteen days’ prior written notice of such breach and the Company shall have the right to cure such breach during such period or (B) in the event that the Compensation Committee of the Board shall not approve and implement the recommendations of management referred to in the first two sentences of Section 5.6. If the Company or the Employee so terminates the Employee’s employment, the Employee shall be entitled to receive (subject to compliance with the terms of Section 7) continued payment of the Employee’s compensation under Section 4, at the rate in effect on the date of termination, for a period of the balance of the contract provided that there is at least twelve months remaining on the employee’s contract. If the remaining time period is less than 12 months then payment shall be six months, in lieu of any and all other benefits provided under this Agreement other than as provided in any benefit plans of the Company in which the Employee then participates. Provided that the Company complies with its obligations of timely payment of compensation as set forth herein, the Employee hereby waives, to the fullest extent permitted by law, any and all other claims or causes of action, whether statutory, contractual, tortuous or other, based upon arising out of such termination of employment. If employee tenders his resignation on his own accord, the Company shall not have any obligation with respect to future payments.

6.5 Merger; Sale of Assets: This Agreement shall not be terminated by any reorganization, merger or consolidation of the Company, any sale of all of substantially all of the assets of the Company, or the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company in connection with any such other transaction (collectively, a “Corporate Event”), if a surviving or resulting corporation or other entity or person continues (or resumes after a period of not more than sixty days) the business of the Company. In any such event, if the business of the Company is so continued or so resumed, this Agreement shall be binding on and shall inure to the benefit of the corporation or other entity or person surviving or resulting or to which such assets shall have been transferred, and the Employee shall be assigned duties with respect to that part or division of such corporation or other entity or person that continues the business of the Company that are comparable to the Employee’s duties with respect to the Company immediately prior to such transaction. If, in any such event, the business of the Company is not so continued or so resumed, or the Employee is not assigned duties comparable to the Employee’s duties immediately prior to such transaction, such event shall be deemed to constitute termination pursuant to Section 6.4, except as otherwise provided in Section 6.6.

6.6 Hostile Change of Control: In the event of (a) any Corporate Transaction following which those persons who were stockholders of the Company immediately prior to such Corporate Transaction hold less than a majority of the voting power of the surviving or resulting corporation or other legal entity, or (b) any acquisition by any individual or group acting in concert of a controlling bloc of the voting securities of the Company, or (c) any change in the Board such that a majority of the members have served less than twelve months and were not elected or nominated for election by a majority of members who have served for at least twelve months, then unless any such event described in clause (a), (b) or (c) was approved in advance by a majority of members of the Board of Directors who have served for at least twelve months or were elected or nominated for election by a majority of members who have served for at least twelve months, if within twelve months after such event the Employee’s employment is terminated as provided in Section 6.4, then in lieu of the severance provided for in Section 6.4, the Company shall pay to the Employee in a lump sum an amount equal to the lesser of (i) two times the sum of the Employee’s compensation during the calendar year of the Term in which the Employee received the highest total cash compensation, or (ii) the maximum amount that could be paid to the Employee without causing any payments made to the Employee with respect to such event to constitute an “excess parachute payment” as such term is defined in Section 280G(b)(1) of the Internal Revenue Code or any successor provision thereof.

7. Trade Secrets. Patents. Competition. Etc.

7.1 Trade Secrets: The Employee acknowledges that as an officer and employee of the Company he has had and will have access to and has and will become acquainted with various trade secrets and other proprietary and confidential information of the Company (the “Trade Secrets”), which may consist of, among other things, designs, equipment, devices, patterns electronically recordable data or concepts, computer programs, software and hardware, software and hardware enhancements, modifications and improvements, secret inventions, processes, compilations of information, books, papers, records and specifications, names, buying habits and practices of customers or potential customers of the Company, marketing methods, operating practices and related data, names of vendors and suppliers, costs of materials, prices the Company obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales costs, lists or other written records used in the Company’s business, compensation paid to Company employees and consultants and other terms of employment, all of which are owned by the Company and are regularly used or contemplated to be used in the business of the Company.

The Employee agrees that he will not at any time, whether during or subsequent to the term of his employment by the Company, without the specific written consent of the Company in the particular case, directly or indirectly use, disclose or communicate to any person or entity any Trade Secrets, for any purpose, except such as have been publicly disclosed through no act or omission of the Employee. The Employee further acknowledges and agrees that this Section 7 prohibits and precludes any use of Trade Secrets by him or by any person obtaining any Trade Secrets directly or indirectly from him in competition with the Company.

The Employee further agrees that all written materials, including without limitation files,

records, documents, drawings and specifications, and all equipment and devices and all other items relating to the business of the Company, whether prepared by or with the assistance of the Employee or otherwise coming into his possession, control or knowledge, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances. On termination of his employment with the Company for any reason, the Employee agrees to deliver promptly to the Company all of the foregoing which are or have been in his possession or under his control.

7.2 Inventions, Designs and Patents: The Employee agrees that he will promptly and fully inform and disclose to the Company all inventions, designs, improvements and discoveries which he conceives, alone or together with others, during the term of this Agreement which relate to the existing or contemplated business of the Company (“Inventions”). All Inventions are and shall remain the exclusive property of the Company. The Employee agrees to assist the Company to obtain any and all patents, trademarks, service marks and copyrights relating to Inventions and to execute all documents and do all things necessary to obtain letters patent and trademark, service mark and copyright registrations, to vest the Company with full and exclusive title to each Invention, all as and to the extent the Company may request.

Notwithstanding the foregoing provisions of this Section 7.2, this Section 7.2 shall not apply to an Invention developed entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that result from any work performed by the Employee for the Company. The Employee acknowledges that this paragraph constitutes the notification contemplated by California Labor Code section 2872.

7.3 Competition and Solicitation: The Employee agrees that the Employee will not at any time during employment by the Company directly or indirectly own other than a passive investment interest in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder or principal with, any corporation, partnership, proprietorship, association, or other entity or person engaged in developing, producing, designing, providing, soliciting orders for, selling, distributing or marketing products or services that directly or indirectly compete with the Company’s products, services or business.

The Employee further agrees that the Employee will not at any time during employment by the Company and for a period of one year following termination (voluntary or involuntary, whether or not for cause) of the Employee’s employment with the Company, directly or indirectly, and whether or not for compensation, interfere with the business of the Company in any manner, including, without limitation (a) by diverting or attempting to divert from the Company any business in which the Company is engaged or contemplates engaging, or (b) by inducing any employee of the Company to leave the Company’s employ or any consultant or other independent contractor for the Company to change or terminate any relationship between that person and the Company.

7.4 Injunctive Relief: The Employee acknowledges and agrees that failure to perform any of the Employee’s covenants in this Section 7 would cause irreparable injury to the Company and cause damages to the Company which would be difficult or impossible to quantify or redress with money damages. Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, upon a showing by the Company of a breach or threatened breach of this Section 7 by the Employee, the Employee consents to the entry of an injunction to restrain any breach of this Section 7.

7.5 Infringement: The Employee represents and warrants that the Employee does not possess and will not knowingly use, in connection with the Employee’s employment by the Company, any trade secrets or other confidential or proprietary information or intellectual property in which any other person has any right, title or interest and that the Employee’s employment by the Company as contemplated hereby will not infringe or violate the rights of any other corporation, partnership, firm, proprietorship, association or other person.

7.6. Survival: The representations, warranties and agreements in this Section 7 shall survive any cancellation, termination, rescission or expiration of this Agreement and any termination of the Employee’s employment with the Company.

8. Severability: The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

9. Notices: Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given on the date delivered personally or transmitted by facsimile transmission, or one day after being deposited with Federal Express or other nationally recognized delivery service for overnight delivery, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to the Employee, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

10. Governing Law: This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

11. Assignment: Except as otherwise specifically provided herein, neither party shall assign this Agreement or any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided that the Employee’s consent shall not be required hereby for any of the transactions to which Section 6.5 hereof refers. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

12. Entire Agreement: This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties regarding the subject matter of this Agreement. This Agreement may not be amended or modified except in writing signed by both parties and supported by new consideration.

13. Upon execution of this agreement the employee shall tender his resignation from Senetek PLC’s Board of Directors effective immediately.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

Senetek PLC

By
Frank J. Massino Chairman & CEO

Wade H. Nichols P.O. Box 751 Sagaponack, New York 11962

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